Exhibit 99.1

February 1, 2010

Ken Campbell
591 Balboa Ave
Laguna Beach, CA  92651

Dear Ken:

Re:           2010 Incentive Compensation Arrangement

In accordance with Section 3 of the Employment Agreement between you and Standard Pacific Corp. (the “Company”), dated as of June 1, 2009 (the “Employment Agreement”), you are eligible to participate in the bonus programs that the Company establishes for its executives from time to time.  The purpose of this letter is to set forth the terms pursuant to which you will be entitled to receive Incentive Compensation (as described below) for 2010.  All capitalized terms used herein and not defined shall have the meaning ascribed to them in the Employment Agreement.

1.
Incentive Compensation. If the Compensation Committee of the Board of Directors approves a bonus pool for Company employees for the year ended December 31, 2010, you will be eligible to receive the following incentive compensation (collectively, the "Incentive Compensation"):

a.	Adjusted EBITDA Bonus. An incentive bonus under the Company’s 2008 Equity Incentive Plan equal to 1.85 % of the Adjusted EBITDA of the Company for the year ended December 31, 2010.

b.
Definition of Adjusted EBITDA. “Adjusted EBITDA” means net income (loss) before (a) income taxes, (b) homebuilding interest expense, (c) expensing of previously capitalized interest included in cost of sales, (d) expensing of previously capitalized interest included in income (loss) from unconsolidated joint ventures, (e) impairment charges, (f) restructuring charges, (g) (gain) loss on early extinguishment of debt, (h) depreciation and amortization, (i) amortization of stock-based compensation, and (j) cash incentive compensation expense, but after the amortization of impairments recorded subsequent to December 31, 2008.  For purposes of calculating the amortization of impairments, the remaining unamortized portion of impairments as of December 31, 2009 that were recorded during 2009, as well as any additional impairments recorded after December 31, 2009, will be straight-lined over the two fiscal years ended December 31, 2011.  Notwithstanding the foregoing, the Compensation Committee of the Board of Directors, in its sole discretion, shall have the ability to reduce the calculated amount of Adjusted EBITDA by accelerating all or a portion of the impairment amortization currently anticipated to be amortized during the year ended December 31, 2011 into the year ended December 31, 2010.

c.
Waiver of Obligation to Pay Sign-On Award Installments in Cash.  The Employment Agreement between you and the Company provides that you are to receive a cash sign-on award of $1.7 million, with $850,000 payable if you remain an employee of the Company through December 31, 2009 and $850,000 payable to you if you remain an employee of the Company through December 31, 2010.  Section 3 of the employment agreement also provides that the amount of incentive compensation otherwise payable to you with respect to 2009 and 2010 will be reduced by the sign-on award installment payable to you with respect to that year.  You hereby waive your right to receive your 2009 sign-on award installment payment in cash and confirm your agreement to receive this payment 35% in cash and 65% in Company common stock.  You acknowledge and agree that for 2009 you will receive a payment equal to $1,758,000 (including $908,000 in discretionary bonus and the $850,000 sign-on award installment), 35% in cash and 65% in Company common stock.  You agree that the common stock will be issued pursuant to the Company’s form Share Award Agreement and will be subject to a restriction on transfer which will lapse with respect to one-third of the total number of shares issued to you on each of the first three anniversaries of the date of issuance.

2.
Timing of Payment. The Incentive Compensation will be paid 35% in cash and 65% in Company common stock.  The common stock will be issued pursuant to the Company’s then form Share Award Agreement and will be subject to a restriction on transfer which will lapse with respect to one-third of the total number of shares issued to you on each of the first three anniversaries of the date of issuance.  The Incentive Compensation will be paid to you on the date determined by the Compensation Committee of the Board of Directors following approval of the Company’s financial statements by the Company’s Audit Committee and the approval of the calculation of the amount of the Incentive Compensation by the Compensation Committee.

3.
Termination of Employment. You will not be entitled to all or any portion of the Incentive Compensation if your employment terminates, with or without cause, and for any reason or no reason, prior to the date the Incentive Compensation is paid to you.  This means that if your employment it terminated prior to the date the Company has established to pay incentive compensation for the year ended December 31, 2010 (irrespective of the reason for termination) you will not be entitled to all or any portion of the Incentive Compensation that would otherwise have been payable to you (i.e., the Company does not pay pro-rata bonuses), had you been an employee on such date.

4.
Accounting Records.  For purposes of all computations under this letter, the accounting records maintained by the Corporate accounting staff covering the Company’s activities, the application of all accounting principles and rules by the Corporate accounting staff, and all determinations and calculations made by the Corporate accounting staff, will be conclusive and binding absent manifest error

5.
Recoupment of Incentive Compensation.  You acknowledge and agree that if the Company restates its financial results, the Company will review the Incentive Compensation paid to you hereunder to determine whether the payment of any such compensation was based, in whole or in part, on reported financial results that were subsequently modified as a result of the restatement.  If the Company determines you would have received a lower amount of compensation than you were otherwise paid based upon the restated financial results, you will, promptly following receipt of written notice from the Company’s Board of Directors (whose determination of the amount of any overpayment made to you shall be final absent manifest error), repay to the Company the amount by which the board has indicated to you in writing that you have been overpaid.  Notwithstanding the foregoing, the board (i) will not seek to recoup compensation paid hereunder if it is paid more than three years prior to the date the applicable restatement is publicly disclosed, and (ii) will not seek to recoup compensation from you if it determines, in its sole discretion, that fraud or misconduct by you was not a contributing factor to the restatement.

6.	Prohibition on Transfer. You may not transfer all or any portion of your Incentive Compensation prior to actual payment.

7.
At-Will Employment. Nothing herein shall modify your status as an at-will employee of the Company.  As an at-will employee, you are free to resign your employment and the Company is free to terminate your employment at any time for any reason, with or without cause.

8.
Arbitration.  Any and all disputes between you and the Company (including its affiliated entities, officers, directors and employees) relating to the Employment Agreement as modified by this Amendment or any other aspect of your employment shall be resolved by binding arbitration.  The arbitration will be conducted in accordance with the rules applicable to employment disputes of JAMS or such other arbitration service as the Company and you agree upon, and the law of California.  The Company will be responsible for paying any filing fee and the fees and costs of the arbitrator.  The arbitration provided herein shall be the exclusive and binding remedy for any such dispute and will be used instead of any court action, which is hereby expressly waived, except for any request by either party hereto for temporary or preliminary injunctive relief pending arbitration in accordance with applicable law.  The Federal Arbitration Act shall govern the interpretation and enforcement of such arbitration proceeding.  The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of California, or federal law, if California law is preempted.  The arbitration shall be conducted in Orange County, California, unless otherwise mutually agreed.

9.
Entire Agreement.  The Employment Agreement and this letter agreement contain the entire understanding between you and the Company regarding your compensation for calendar years 2009 and 2010 and supersede and replace all prior and contemporary oral and written agreements, understandings and discussions concerning your compensation for calendar years 2009 and 2010.  The Employment Agreement and this letter agreement may not be modified or amended except by virtue of a writing signed by you and the Chairman of the Board or Chairman of the Compensation Committee of the Company.

If the terms of this letter agreement are acceptable to you, please sign and return one copy to the Human Resource Department.  If you have any questions, please contact me at your earliest convenience.

Sincerely, STANDARD PACIFIC CORP. /s/ Bruce Choate	Accepted and Agreed: /s/ Ken Campbell
Bruce Choate	Ken Campbell, an individual
Chairman of the Compensation Committee of the Board of Directors